                                   EXHIBIT 2.1

                            ASSET PURCHASE AGREEMENT


                                  By and Among


                                    BUSCH CO.
                                     SELLER


                                ANDREW M. HALAPIN
                                   STOCKHOLDER

                                       and

                               NEW BUSCH CO., INC.
                                      BUYER






                            Dated: September 9, 1997

                            ASSET PURCHASE AGREEMENT

                                    CONTENTS



1.       PURCHASE AND SALE OF ASSETS........................................-1-
         1.1      Purchased Assets..........................................-1-
         1.2      Retained Assets...........................................-3-
         1.3      Transfer of Title to the Purchased Assets.................-4-
         1.4      Liabilities...............................................-5-
         1.5      Non-Assignable Contracts..................................-6-

2.       PURCHASE PRICE.....................................................-6-
         2.1      Purchase Price............................................-6-
         2.2      Allocation of Purchase Price..............................-7-
         2.3      Grant of Security Interest; Collection of
                  Receivables...............................................-7-
         2.4      Final Adjustment to Purchase Price........................-8-

3.       REPRESENTATIONS AND WARRANTIES OF SELLER AND
         STOCKHOLDER.......................................................-10-
         3.1      Organization, Good Standing and Corporate Power..........-10-
         3.2      Authorization for Agreement..............................-10-
         3.3      Validity of Contemplated Transactions....................-10-
         3.4      Authorization by Governmental Entities...................-11-
         3.5      Financial Statements.....................................-11-
         3.6      Title to the Purchased Assets............................-12-
         3.7      Value, Condition of Assets and Properties................-12-
         3.8      Inventory................................................-12-
         3.9      Contracts................................................-12-
         3.10     Taxes....................................................-13-
         3.11     No Prior Sales...........................................-13-
         3.12     Litigation...............................................-13-
         3.13     Labor Matters............................................-14-
         3.14     Employment Agreements and Employee Benefit Plans.........-14-
         3.15     Insurance................................................-14-
         3.16     Additional Material Liabilities..........................-14-
         3.17     Compliance with Law......................................-15-
         3.18     Patents, Trademarks, Licenses............................-15-
         3.19     Change in Business.......................................-15-
         3.20     Absence of Certain Changes or Events.....................-15-
         3.21     Full Disclosure..........................................-16-
         3.22     Licenses and Permits.....................................-16-
         3.23     Related Party Transactions...............................-17-
         3.24     Real Property Leases.....................................-17-
         3.25     Improper Payments........................................-18-
         3.26     Employee Benefits........................................-18-
         3.27     Environmental Matters....................................-19-
         3.28     Solvent Condition........................................-20-
         3.29     Customer Orders..........................................-20-
         3.30     Customers and Suppliers..................................-20-

4.       REPRESENTATIONS AND WARRANTIES OF BUYER...........................-21-
         4.1      Organization, Good Standing and Corporate Power..........-21-
         4.2      Authorization for Agreement..............................-21-
         4.3      Validity of Contemplated Transactions....................-21-
         4.4      Authorization by Governmental Entities...................-21-
         4.5      Litigation...............................................-22-

5.       NO BROKERS........................................................-22-

6.       COVENANTS OF THE PARTIES..........................................-22-
         6.1      Buyer's Access to Information and Records................-22-
         6.2      Parties' Access to Records After Closing.................-23-
         6.3      Prorations...............................................-24-
         6.4      Bulk Sales and Transfer Taxes............................-24-
         6.5      Restrictive Covenant.....................................-25-
         6.6      Competing Offers.........................................-25-
         6.7      Employees................................................-25-
         6.8      Collection, Allocation of Accounts Receivable
                  Relations with Customers.................................-26-
         6.9      Further Assurances; Post Closing Assistance..............-26-
         6.10     Financial Information for Form 8-K.......................-27-

7.       SELLER'S AND STOCKHOLDER'S OBLIGATIONS UNTIL CLOSING..............-28-
         7.1      Conduct of the Business; Negative Covenants..............-28-
         7.2      Conduct of the Business: Affirmative Covenants...........-28-

8.       CLOSING...........................................................-29-

9.       CONDITIONS OF CLOSING.............................................-30-
         9.1      Conditions to Buyer's Obligations........................-30-
         9.2      Conditions to Seller's Obligations.......................-32-

10.      CLOSING DOCUMENTS.................................................-32-
         10.1     Seller's Obligations.....................................-32-
         10.2     Buyer's Obligations......................................-33-

11.      INDEMNIFICATION...................................................-34-
         11.1     Seller's Indemnification.................................-34-
         11.2     Buyer's Indemnification..................................-35-
         11.3     Limitation on Indemnification............................-36-
         11.4     Payment of Claims........................................-36-
         11.5     Full Indemnification.....................................-36-

12.      TERMINATION.......................................................-36-

13.      RESCISSION........................................................-37-

14.      OTHER PROVISIONS..................................................-38-
         14.1     Public Announcements.....................................-38-
         14.2     Costs and Expenses.......................................-38-
         14.3     Passage of Title and Risk of Loss........................-38-
         14.4     Notices..................................................-38-

         14.5     Assignment...............................................-39-
         14.6     Schedules and Exhibits...................................-40-
         14.7     Integration, Amendment and Modification..................-40-
         14.8     Waiver and Discharge.....................................-40-
         14.9     Survival of Representations and Warranties...............-40-
         14.10    Captions.................................................-40-
         14.11    Law Governing............................................-40-
         14.12    Benefit of Parties.......................................-41-
         14.13    Counterparts.............................................-41-

                             SCHEDULES AND EXHIBITS


Schedule                      Description
--------                      -----------


 1.1.A.      List of Tangible Assets, together with agreed
             value, and together with monthly payments and
             lease terms for leased assets
 1.1.B.      Inventory List
 1.1.C.      List of:
             (i)       Purchase Orders and Sales Orders, Open
                       Contracts, Contracts-in-Process, with
                       billing and percentage completion
                       information as of ____________, 1997;
             (ii)      Franchise and Distributorship
                       Agreements; and
             (iii)     Licenses and Permits
 1.1.D.      List of items of prepaid expenses selected by
             Buyer
 1.1.F.      Trademarks, tradenames, patents, etc.
 1.1.H.      Copy of Lease
 1.1.I.      Employees covered by Employment Agreements
 1.2.H.      Artwork, Memorabilia, etc. Retained by Seller
 1.4         Assumed Liabilities, selected by Buyer and Seller
 2.2         Purchase Price Allocation
 2.3         List of Accounts Receivable
 3.1         Foreign qualification to do business
 3.3         Necessary consents; Obligations Accelerated
 3.5         Audited Balance sheet of Seller as of December 31,
             1996 and unaudited balance sheet as of March 15,
             1997
 3.6         Certain agreements for which consent must be
             obtained; Liens
 3.9         Contracts
 3.14        Description of Employee Benefit Plans
 3.15        Policies of Insurance
 3.18        Patents and Trademarks
 3.20        Changes or events
 3.22        Exceptions to:
             (i)   Licenses and Permits;
             (ii)  required consents; and
             (iii) compliance with law
 3.23        Related Party Transactions
 3.26        Employee related expenses for "hired" employees
 3.29        Customer orders, inventory purchases
 3.30        Customers and Suppliers

 6.1         Key customers, subcontractors, manufacturers and
             lessors to be contacted prior to Closing
13           Material Contracts-in-Process


                                    EXHIBITS

Exhibit               Description
-------               -----------

 1           Bill of Sale

                            ASSET PURCHASE AGREEMENT


         THIS AGREEMENT made this 9th day of September, 1997, by and among BUSCH CO., a Pennsylvania business corporation, with an office at 904 Mt. Royal Boulevard, Pittsburgh, PA 15223 (the "Seller"), ANDREW M. HALAPIN, who owns 94.658% of the issued and outstanding capital stock of Seller (the "Stockholder") and New Busch Co., Inc., a Delaware business corporation, with an office at 1029 Conshohocken Road, Conshohocken, PA 19428 ("Buyer").


BACKGROUND

         Seller is engaged in the business of marketing, selling, designing and assembly of ventilation, environmental and process related products, together with representing certain companies in support or related businesses (the "Business"). Seller desires to sell and Buyer desires to purchase certain of the assets of the Business, subject to the assumption of certain liabilities, as is more specifically set forth herein.

         NOW, THEREFORE, in consideration of the mutual promises contained herein, and for other good and valuable consideration, the parties hereto, intending to be legally bound, agree as follows:

                  1. PURCHASE AND SALE OF ASSETS

                           1.1 Purchased Assets. Subject to the terms and
conditions hereinafter set forth and in reliance on the representations and warranties set forth herein, Seller shall sell, assign, transfer and deliver to Buyer at the Closing (as hereinafter defined), and Buyer shall purchase, for the purchase price set forth in paragraph 2.1 hereof, those certain assets described below, and relating to the Business, but excluding the Retained Assets (as defined in Section 1.2), as of the Effective Date (as hereinafter defined), all of which are hereinafter called the "Purchased Assets":

                           A. All items of machinery, fixtures, leasehold
improvements, vehicles and equipment, and all documentation and manuals concerning such items, and those additional items of furniture, tools and other tangible property used in connection with the Business, except for those which are consumed or disposed of in the normal and ordinary course of business, and in a manner not inconsistent with the terms and conditions of this Agreement, between the date hereof and the Closing Date. A substantial portion of such assets (whether owned or leased), together with their agreed value, or, if leased, the monthly payment and the remaining lease term, are listed in Schedule 1.1.A., attached hereto;

                           B. All inventories owned by Seller on the Closing
Date and located on the premises leased by Seller in Pittsburgh, together with
(i) those items of inventory in transit and (ii) all items of supplies and packaging (collectively, the "Inventory") a substantial portion of which Inventory, as of June 30, 1997, is set forth on Schedule 1.1.B;

                           C. All rights and interests of Seller in and to all
purchase orders, sales orders, open contracts, contracts-in-process, and similar agreements pertaining to the Business in effect on the Effective Date (including, but not limited to, Seller's right to be paid the amount of costs and estimated earnings in excess of billings on uncompleted contracts), and all licensing, franchise, manufacturer's representative, distributorship or similar agreements (collectively, the "Assigned Contracts"), and Seller's rights under governmental or quasi-governmental licenses and permits pertaining to the Business. A list of all purchase orders, sales orders, open contracts, contracts-in-process and similar agreements (showing, among other things, percentage completed, costs and estimated earnings in excess of billings on uncompleted contracts, billings in excess of costs and estimated earnings on uncompleted contracts, all as of the Effective Date) is set forth on Schedule 1.1.C. A list of all licensing, franchise, distributorship or representative agreements or arrangements relating to the Business (describing the territory covered and the terms of such agreements or arrangements) currently in force is set forth on Schedule 1.1.C. attached hereto. All governmental or quasi-governmental licenses and permits are listed in Schedule 1.1.C. attached hereto;

                           D. Those items of prepaid expense pertaining to the
Business or the Purchased Assets selected by Buyer, excluding, however, any of such prepaid items included in the Retained Assets, as hereinafter defined. A list of the items of prepaid expense so selected by Buyer is attached as
Schedule 1.1.D.;

                           E. All rights of Seller under or pursuant to all
warranties, representations and guaranties i) made by suppliers or vendors in connection with products or services furnished to the Business, or ii) otherwise pertaining to the Business or affecting the Purchased Assets;

                           F. All of Seller's right, title and interest in and
to the following items: (A) the common law state and federal trademarks, service marks, trade names and trade styles listed on Schedule 1.1.F. attached hereto and made a part hereof, (B) all rights in any pending applications for registration or existing registrations on the Principal or Supplemental Register of the United States Patent and Trademark Office of any marks or names listed on
Schedule 1.1.F. attached hereto and made a part hereof,

(C) all rights in any pending applications for registration of any marks or names listed on Schedule 1.1.F. attached hereto and made a part hereof, in any state or foreign country, (D) all rights in any pending applications for patent and all issued patents in this or any foreign country including any continuations or continuations-in-part of the applications for patent or improvements thereto, (E) the common law and statutory copyrights and registrations in this or any foreign country listed on Schedule 1.1.F. attached hereto and made a part hereof, (F) all inventions, (G) all trade secrets, (H) all technical and business confidential information including but not limited to designs, plans, specifications, formulae, processes, process instructions, procedures, methods, shop rights, discoveries, know-how and other business or technical confidential information that are used in connection with or relate to the Business or that provides Seller with a commercial advantage over any or all of its competitors, (I) all promotional, sales and advertising material, artwork, films, layouts, catalogues, brochures, descriptions of products and package designs, (J) all customer lists and supplier lists, (K) the following telephone and facsimile numbers: (412) 487-4131, (412) 487-7100, (412) 487-7106, and (412) 471-8601 and (L) the right to the name Busch Co. and any other tradenames currently or previously used by Seller in connection with the Business;

                           G. All records, correspondence and files (including
computer and microfiche files) relating to receivables, payables, customers and suppliers and other matters, and all plans, systems, methods, designs, procedures, books and records relating to the operations, vendors, suppliers and customers of Seller;

                           H. All rights of Seller under the lease (the "Lease")
with Richard A. Roos and JDA, Inc., (the "Landlord") for the premises at which the Business is conducted at 904 Mt. Royal Boulevard, Pittsburgh, PA 15223 (the "Premises"), including any security deposit with respect thereto, and all rights of Seller, if any, in and to the leasehold improvements upon the Premises. A true and correct copy of the Lease is attached hereto as Schedule 1.1.H;

                           I. All Seller's goodwill in connection with the
Business, including all rights of Seller under any covenants not-to-compete, confidentiality or non-solicitation agreements running to Seller; and

                           J. All Seller's rights under employment agreements
(whether written or oral) with the employees set forth on Schedule 1.1.I.

                           1.2 Retained Assets. Notwithstanding the provisions
of paragraph 1.1, the following assets pertaining to the

Business (hereinafter the "Retained Assets") shall be retained by Seller and shall not be sold and transferred to Buyer as of the Effective Date:

                           A. All right, title and interest of Seller in and to
all cash on hand and in banks and all cash equivalents (as such amounts existed as of the Effective Date, it being understood that all cash, cash equivalents or proceeds of accounts receivable received by Seller after the Effective Date shall be applied as set forth in Sections 2.1, 2.3, 2.4 and 6.3 hereof), accounts receivable existing on the Effective Date (except to the extent set forth in Section 2.3 hereof and except that all accounts receivable and proceeds thereof arising after the Effective Date shall be the property of Buyer, if Closing shall occur), certificates of deposit, commercial paper, life insurance policies (including the cash surrender value thereof) and similar assets (including petty cash) of the Business;

                           B. Prepaid insurance, including all related rights to
the refund of unearned premiums as of the Effective Date;

                           C. Prepaid federal, state and local income and other
taxes;

                           D. All corporate minutes, by-laws, and similar items
of Seller;

                           E. All insurance rebates, including but not limited
to worker's compensation, to which Seller may be entitled;

                           F. Unbilled out-of-pocket costs on progress billing
matters, the aggregate amount of which unbilled costs will not exceed $11,000;

                           G. The bond maintained by Seller at The Rivers Club;

                           H. Various pieces of artwork and memorabilia, more
fully described on Schedule 1.2.H. attached hereto;

                           I. Seller's right to receive payment hereunder; and

                           J. Those items of prepaid expense owned by Seller and
not selected by Buyer in accordance with the provisions of Section 1.1.D.
hereof.

                           1.3 Transfer of Title to the Purchased Assets. The
sale, assignment, conveyance, transfer, and delivery by

Seller of the Purchased Assets shall be made at the Closing by appropriate bills of sale, assignments, endorsements, and such other appropriate instruments of transfer as shall be reasonably requested by Buyer or otherwise sufficient to vest in Buyer as of the Effective Date good and marketable title to the Purchased Assets which are owned, and a valid and assignable leasehold interest in the Purchased Assets which are leased by Seller (to the extent such leases are assigned to Buyer hereunder), in each case free and clear of any security interests, liens, charges and encumbrances. Such instruments of assignment, conveyance, and transfer shall include without limitation a bill of sale substantially in the form of Exhibit 1 hereto (the "Bill of Sale"). Seller covenants and agrees to execute and deliver such other and further instruments of assignment, transfer or conveyance of any of the Purchased Assets as Buyer may reasonably require, whether on or after the Closing Date, to evidence or perfect its right, title and interest in and to the Purchased Assets.

                           1.4 Liabilities. Buyer shall not assume, nor be
obligated to perform, fulfill or pay, any obligations or indebtedness of Seller whatsoever, except for (a) the operating expenses of the Business for the period from and after the Effective Date and (b) those liabilities of the specific kind and character, or in the amount, set forth on Schedule 1.4 attached hereto, which liabilities include the amount of billings in excess of costs and estimated earnings on uncompleted contracts (the "Liabilities") which Liabilities Buyer shall assume as of the Effective Date, and contingent upon the Closing. The parties specifically agree that Buyer shall not assume any liability or obligation for any litigation, claims or other liability of Seller for damages asserted by any third party arising, directly or indirectly, as a result of the conduct of the Business or any other operations of Seller on or prior to the Effective Date, including, without limitation, product liability and warranty claims with respect to products manufactured, sold or delivered by Seller prior to the Effective Date; provided, however, that with respect to any product liability or warranty claim that may arise after Closing in connection with progress billing contracts, work-in-process contracts, or contracts-in-process, as set forth on Schedule 3.9-A, the costs incurred in adequately responding to any such claims shall be allocated between, and paid by, Buyer and Seller in accordance with the "percentage completed" set forth on Schedule 3.9-A, subject to the adjustment, if any, determined pursuant to the procedures set forth in Section 2.4 (i.e., if a contract is 30% completed, based on such Schedule, Seller will pay 30% of all costs incurred in connection with such warranty claim). Seller shall pay and discharge all liabilities not specifically assumed by Buyer, and shall maintain insurance in force to cover all insurable liabilities.

                           1.5 Non-Assignable Contracts. To the extent that any
of the contracts, rights or commitments for which assignment to Buyer is provided herein are not assignable without the consent of another party, this Agreement shall not constitute an assignment or an attempted assignment if such assignment or attempted assignment would constitute a breach thereof. Seller agrees to use its best efforts to obtain the consent of each other party to any such contract, right or commitment to the assignment thereof to Buyer in all cases in which such consent is required for assignment or transfer. If such consent is not obtained at or prior to the Closing, and if Buyer does not terminate this Agreement in accordance with the provisions of Section 12.B hereof, Seller and Stockholder agree to cooperate with Buyer in subsequently seeking such consent and in any reasonable arrangements (including billing arrangements) designed to provide for Buyer the benefits under any such contract, right, or commitment, including enforcement at the cost and for the account of Buyer of any and all rights of Seller against each other party thereto arising out of the cancellation by such other party or otherwise. If and to the extent that such arrangements cannot be made, Buyer shall have no obligation with respect to any such contract, right or commitment.


                  2. PURCHASE PRICE.

                           2.1 Purchase Price. The purchase price (the "Purchase
Price") for the Purchased Assets shall be Two Million One Hundred Thousand Dollars ($2,100,000). At Closing, Buyer shall pay to Seller the sum of $2,100,000, less the credit described in Section 3.26 below, by cashiers or certified check or by wire transfer of immediately available funds on the Closing Date. As a result of the Buyer's payment of such amount at Closing, and as a result of Buyer's assumption of certain of Seller's liabilities on contracts-in-process, Seller shall be obligated to pay to Buyer, on or before the 180th day after Closing, an amount equal to the difference, if any, between
(x) the amount by which the billings in excess of costs and estimated earnings on uncompleted contracts as of the Effective Date exceeds the amounts then received by Buyer and resulting from costs and estimated earnings in excess of billings on uncompleted contracts as of the Effective Date, and (y) the net amount then collected by Buyer from Seller's accounts receivable, in accordance with Section 2.3 below, and all as determined in accordance with Section 2.4 below. Stockholder hereby guaranties, and becomes surety for, the full, complete and timely payment of such amount by Seller. Within 10 days after the end of each calendar month, Buyer shall deliver a report to Seller setting forth the amount of Seller's accounts receivable collected by Buyer through the end of such calendar month, along with a payment of any amount collected by Buyer in excess of Seller's obligation to Buyer pursuant to this Section 2.1.

                           2.2 Allocation of Purchase Price. The allocation of
the Purchase Price for the Purchased Assets shall be as determined by mutual agreement of Buyer and Seller and as set forth on Schedule 2.2. attached hereto, and such allocation shall govern any reporting by Seller and Buyer. Seller agrees to execute at Buyer's request any information filing relating to such allocations with any federal, state or local regulatory body, including, without limitation, Internal Revenue Service Form 8594, which shall be completed in a manner consistent with the Purchase Price allocation set forth herein.

                           2.3 Grant of Security Interest; Collection of
Receivables. In order to secure the obligation of Seller to pay to Buyer the obligation described in Section 2.1 hereof, the Seller hereby grants to the Buyer, its successors and assigns, a security interest in all the Seller's accounts receivable, including, but not limited to, all of Seller's present and future accounts, general intangibles, chattel paper and instruments, as such terms are defined in the Uniform Commercial Code as in effect in the Commonwealth of Pennsylvania (the "Collateral"). In order to perfect the security interest granted herein, the Seller will execute and deliver to the Buyer, at Closing, Uniform Commercial Code financing statements containing a description of the Collateral, which statements shall be filed in every governmental, municipal or other office in every jurisdiction necessary to publish notice of and protect the validity of and to establish a valid, legal and perfected security interest in favor of the Buyer and respect of the Collateral. A true and complete list of all Seller's accounts receivable, as of the Effective Date, containing the name and the address of the account debtor, the amount owing, the invoice number and the invoice date is attached hereto as
Schedule 2.3. As of Closing, the Collateral will be owned by the Seller free and clear of any lien of any nature whatsoever, except as granted pursuant to this Agreement. From and after the Closing, the Seller shall assist the Buyer in the collection of its accounts receivables and, to the extent the Seller receives any check or other payment on account of any accounts receivable, such item shall be delivered to the Buyer in precisely the form received, with any necessary endorsements. The Buyer shall have the right, as the true and lawful agent of the Seller, with power of substitution for the Seller (i) to receive, endorse, assign and/or deliver any checks, drafts, money orders or other evidences of payment relating to the Collateral or any part thereof, and (ii) to demand, collect, receive payment of, give receipt for and give discharges and releases of all or any of the Collateral and to sign the name of the Seller in any invoice or bill of lading relating to the Collateral. All amounts received by the Buyer in connection with the collection of the Seller's accounts receivable shall be applied to the obligation owing to the Buyer by the Seller in accordance with the provisions of Section 2.1 hereof and, upon payment in full of such amount (whether as a result of the collection of accounts receivable, or the payment by the Seller 180 days after Closing, as described in
Section 2.1 above), the security interest granted to the Buyer in the accounts receivable shall terminate and, thereafter, all accounts receivable, and the proceeds thereof, shall be the sole property of the Seller.

                           2.4 Final Adjustment to Purchase Price.

                                    (a) At least five days prior to the Closing
Date, Seller shall deliver to Buyer a schedule listing all open contracts or contracts-in-process, and setting forth, with respect to each of such contracts, Seller's best estimate of the percentage completed, estimated cost, estimated profits, costs and profits anticipated to be collected after Closing, costs and estimated earnings in excess of billings, and billings in excess of costs and estimated earnings, all as of the Effective Date and all of which shall have been reviewed by Schneider Downs, Seller's accountant (the "Estimated Contract Liability Schedule"), which statement shall also set forth the calculation of the estimated amount by which the accounts receivables of Seller (valued and determined consistently with Seller's past practices) plus the costs and estimated earnings in excess of billings on uncompleted contracts, as of the Effective Date, exceeds the estimated billings in excess of costs and estimated earnings on uncompleted contracts. If within such five (5) day period the Buyer objects to the Estimated Contract Liability Schedule, the parties shall make a good faith effort to resolve their differences and modify the Estimated Contract Liability Schedule accordingly. The failure of the parties to resolve their differences shall constitute a failure of a condition described in Section 9.1 hereof.

                                    (b) Thereafter, Buyer shall prepare and
deliver to Seller, within 60 days after the Closing, a contract liability schedule of Seller as of the Effective Date which shall have been reviewed by Margolis & Company, P.C., Buyer's auditors (hereinafter referred to as the "Contract Liability Schedule"). The Contract Liability Schedule shall specify
(i) with respect to each open contract or contract-in-process (A) Buyer's best estimate of the actual percentage completed as of the Effective Date, (B) the cost and estimated earnings in excess of billings, if any, as of the Effective Date, (C) the billings in excess of cost and estimated earnings, if any, as of the Effective Date, (ii) the amount of Seller's accounts receivable collected by Buyer through the date of the report, and (D) the costs and profits collected by Buyer after Closing, and a comparison of such amounts to the estimated amounts provided by Seller in the

Estimated Contract Liability Schedule, and (iii) the amount owing by Seller to Buyer in connection with billings in excess of costs and estimated earnings on uncompleted contracts, or in connection with anticipated costs and profits not realized (or, if the amount of the Seller's receivable collected by Buyer exceeds Seller's obligation to Buyer under Section 2.1 hereof, the amount owing by Buyer to Seller), together with a summary of the relevant calculations employed in their determination.

                                    (c) After delivery of the Contract Liability
Schedule, Seller and its accountants shall have access to Buyer, its accountants, its books and records and all aspects of the preparation of the Contract Liability Schedule, including any work papers, schedules and other documents with respect thereto. If Seller disagrees with or disputes the Contract Liability Schedule or any aspect thereof in any respect, Seller shall send Buyer notice of such disagreement within fifteen (15) days after receipt of the Contract Liability Schedule, which notice shall state the nature of such disagreement. If Seller does not send such written notice to Buyer within such fifteen (15) day period, Seller shall be deemed to have agreed with the Contract Liability Schedule. If Seller timely provides such written notice of disagreement to Buyer and if Buyer and Seller cannot mutually resolve such disagreement within fifteen (15) days after Seller's delivery of such notice of disagreement, such dispute shall promptly be submitted to a mutually acceptable, nationally recognized independent certified public accounting firm (the "Independent Firm"). Each of Buyer and Seller shall submit in writing to the Independent Firm on the date the dispute is submitted their respective final calculation (after the above-described negotiations) of the disputed amount owing or the disputed portion of the Contract Liability Schedule. The parties shall each make available to the Independent Firm all books and records, work papers and personnel reasonably requested by such firm. The Independent Firm shall resolve such dispute and shall deliver its written decision, including its determination with respect to the disputed portion of the Contract Liability Schedule. The Independent Firm shall resolve such disagreement in accordance with the terms of this Agreement. The Independent Firm shall only consider and resolve the matters stated in Seller's notice of disagreement. The decision of the Independent Firm shall be final and binding upon the parties. A portion of the fees and expenses of such Firm shall be borne by Seller on the one hand, and by Buyer on the other, wherein each such party will pay a fraction thereof for which the numerator is the difference between such party's proposed calculation of the disputed portion of the amount owing or the Contract Liability Schedule, as applicable, as submitted to the Independent Firm and the final determination of such disputed amount, as determined by the Independent Firm, and the denominator is the difference between such party's proposed calculation of the amount owing or the Contract Liability Schedule, as applicable, and the proposed calculation of the amount owing or the Contract Liability Schedule, as applicable, as submitted to the Independent Firm by the other party. Such fees and expenses shall be paid within five (5) days after the determination of the Independent Firm. The fees and expenses of the Buyer's auditors' preparation of the Contract Liability Schedule and the calculations with respect to the amount owing shall be paid by Buyer. The fees and expenses of Seller's auditors and accountants in reviewing such Schedule shall be paid by Seller.

                                    (d) At such time as the Contract Liability
Schedule, or the calculations with respect to amount owing have been finally agreed to or determined as set forth above, then the amount owing, as finally determined, shall be paid by Buyer or Seller, as appropriate, in immediately available U.S. funds, or by wire-transfer per the instructions of the receiving party.


                  3. REPRESENTATIONS AND WARRANTIES OF SELLER AND STOCKHOLDER. Seller and the Stockholder jointly and severally represent to Buyer, on which representations and warranties Seller and the Stockholder acknowledge Buyer will rely, and which representations and warranties shall survive Closing for the period set forth in Section 14.9 hereof, as follows:

                           3.1 Organization, Good Standing and Corporate Power.
Seller is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and is duly qualified and in good standing to do business as a foreign corporation in each jurisdiction in which, by the nature of its activities, it is required to be so qualified, each of which is listed on Schedule 3.1 attached hereto. Seller has the corporate power to own the Purchased Assets and to carry on the Business as it is now being conducted. Seller has full corporate power to sell, assign, convey, transfer and deliver the Purchased Assets to Buyer and to perform the other covenants of Seller under this Agreement. Seller has no subsidiaries, and does not own or hold securities of any other corporation, limited liability company or partnership.

                           3.2 Authorization for Agreement. All corporate
approvals necessary to the execution, delivery and performance of this agreement by Seller have been obtained, there are no certificates of incorporation, by-law or other corporate restrictions which prevent Seller from performing fully its obligations under this Agreement and this Agreement constitutes the valid and binding obligation of Seller.

                           3.3 Validity of Contemplated Transactions. The
execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement will not (i) violate or conflict with the provisions of the certificate of incorporation or by-laws of Seller or, assuming the obtaining of necessary consents, as set forth on Schedule 3.3 attached hereto, to the assignment of the Assigned Contracts (as hereinafter defined), or the provisions of any note, indenture, security agreement, lease, guaranty or other contract, agreement or instrument to which Seller is a party or by which it is bound, (ii) result in a breach or violation by Seller of the provisions of any law or regulation or any order, injunction, judgment or decree of any court, governmental authority or regulatory agency which is applicable to Seller, (iii) except as set forth on Schedule 3.3, cause the acceleration of maturity of any loan or material obligation to which Seller is a party or by which it is bound or with respect to which it is an obligor or guarantor, or (iv) result in the creation or imposition of any lien, claim, charge, restriction, equity or encumbrance of any kind whatsoever upon, or give to any person other than Buyer any interest or right (including any right of termination or cancellation) in, or with respect to, any of the Purchased Assets.

                           3.4 Authorization by Governmental Entities. No
governmental license, permit, authorization or approval, and no registration, declaration or filing with any court, governmental authority or regulatory agency, is required as a condition to the valid and binding execution, delivery or performance of this Agreement by Seller or Stockholder.

                           3.5 Financial Statements. Attached hereto as Schedule
3.5 is the audited balance sheet of the Seller as at December 31, 1996 (the "Balance Sheet Date"), and the related statements of income and cash flows for the twelve month period then ended, and an unaudited balance sheet of the Seller as of March 31, 1997 and the related statements of income and cash flows for the three (3) months then ended. Such financial statements: (i) are in accordance with the books and records of the Business and Seller for the items reflected therein and accurately account for the financial transactions of the Seller;
(ii) have been prepared by Seller in accordance with accounting principles consistently applied by Seller (as set forth in this subparagraph 3.5); and
(iii) present fairly and in accordance with generally accepted accounting principles the assets, liabilities and the results of operations of the Business as of the dates and for the periods indicated. Since the Balance Sheet Date, there has been no material adverse change in the condition (financial or otherwise), properties or the Business and the Business has been conducted in the ordinary course. The audited balance sheet of the Business as at the Balance Sheet Date is referred to herein as the "Balance Sheet." The Balance Sheet reflects all liabilities, contingent or otherwise, of the Business as at the Balance Sheet Date, except performance obligations under executory contracts and other liabilities which are not required to be so reflected in accordance with generally accepted accounting principles. Such liabilities not so reflected were incurred in the ordinary course of business and do not in the aggregate have any material adverse effect upon the condition, financial or otherwise, of the Business.

                           3.6 Title to the Purchased Assets. Seller has good
and marketable title to the Purchased Assets which are owned and a valid and assignable leasehold interest in the Purchased Assets which are leased as reflected in the Balance Sheet and to those purchased or leased since the Balance Sheet Date, except (i) in each case for properties or assets since sold or otherwise disposed of in the ordinary course of business and (ii) as indicated for certain agreements set forth in Schedule 3.6 attached hereto for which consent to assignment must be obtained. The Purchased Assets are free and clear of all mortgages, liens, security interests, pledges, charges and other encumbrances of every nature whatsoever, except for (i) those referred to in
Schedule 3.6, which shall be discharged at or prior to Closing, (ii) liens for current taxes not yet due and payable or being contested in good faith by appropriate proceedings and (iii) such imperfections of title, easements and encumbrances as do not detract from the value of the properties subject thereto or affected thereby or otherwise do not interfere with their present or future use in a manner consistent with present practices or impair the operation of the Business. At Closing, upon the execution and delivery by Seller of a bill of sale or other instruments of assignment, good title to the Purchased Assets shall pass to Buyer, free and clear of all mortgages, liens, security interests, charges, pledges, restrictions on transfer or assignment, and other encumbrances, except for the liens or security interests granted hereunder.

                           3.7 Value, Condition of Assets and Properties. All of
the machinery, equipment and fixtures being conveyed hereunder are in good order, condition and repair, except for ordinary wear and tear which does not affect the use or operation thereof, are fit for their particular purpose, and all are owned, maintained and used in conformity with all applicable federal, state and local laws, regulations and ordinances (including but not limited to zoning, environmental, occupational safety and health laws and regulations). All non-cash assets constituting, used principally in connection with, and necessary to the conduct of, the Business are included in the Purchased Assets.

                           3.8 Inventory. The values at which the Inventory is
shown on Seller's records are at the lower of actual purchase cost or the market value thereof, as determined in accordance with generally accepted accounting principles. Each element of the Inventory is without defect.

                           3.9 Contracts. Except as set forth on Schedule 3.9,
Seller is not a party to any presently existing leases, purchase orders, sales orders, contracts, agreements, franchises, joint venture agreements, or commitments, or agreements to enter into any of the same, written or oral (collectively the "Contracts") which (i) extend beyond the Closing Date or (ii) which are not cancelable, without liability, at will.
Schedule 3.9-A, which constitutes a part of Schedule 3.9, sets forth all contracts-in-process, open contracts, or progress billing contracts, of Seller, and lists for each contract, among other things, the total contract amount, the percentage completed, billings and accounts receivable, billings in excess of costs and estimated earnings, costs and estimated earnings in excess of billings, estimated costs and estimated profits, which Schedule 3.9-A is true, correct and complete. Copies of all written Contracts, and a memorandum describing in full each oral Contract listed on Schedule 3.9, together with each Contract which requires the payment by the Seller of a sum in excess of $1,000 in the aggregate, have been delivered to Buyer, and are true and complete in all respects. No Contract is presently expected to result in a loss to the Seller upon completion or performance thereof. No Contract contains any covenant limiting or restricting the freedom of Seller to engage in any business or compete with any person. Seller has complied in all material respects with all other provisions of all such Contracts and of all other contracts to which it is a party, and is not in material breach, violation or default under any of them, and no event has occurred, which constitutes, or with a lapse of time or the giving of notice, or both, would constitute such a breach, violation or default thereunder, except as described on Schedule 3.9 attached hereto.

                           3.10 Taxes. Seller has paid any and all taxes
(including, but not limited to, income taxes, sales taxes, withholding taxes, and federal, state or local taxes, levies and imposts), license fees, or other charges levied, assessed or imposed upon the Seller, or upon any of the Purchased Assets or the Business in connection with Seller's acquisition or operation thereof.

                           3.11 No Prior Sales. Seller has not entered into any
other contract or option to sell, mortgage or encumber the Purchased Assets, except for the sale of inventory in the ordinary course of business.

                           3.12 Litigation. There are no lawsuits or
governmental proceedings pending, or to the knowledge of Seller or the Stockholder, threatened against Seller which have or might reasonably be expected to have an adverse effect on the financial condition, business or properties of the Business. Seller is not subject to any judgment which has or might reasonably be expected to have an adverse impact on the financial condition, business or properties of the Business.

                           3.13 Labor Matters. No labor union represents
Seller's employees or, to the knowledge of Seller, claims to represent such employees. No strike or union organizational effort is pending, or to the knowledge of Seller, threatened against Seller by its employees or any labor union claiming to represent such employees.

                           3.14 Employment Agreements and Employee Benefit
Plans. Except as set forth on Schedule 3.14 attached hereto, there are no written contracts of employment between Seller and any of the employees of the Seller or which govern any such employee's employment with Seller. All oral contracts of employment are terminable at will by Seller. Except as provided in
Schedule 3.14, Seller does not maintain any employee benefit plans, as that term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, for the benefit of the employees of the Seller (the "Benefit Plans"). The written terms of the Benefit Plans are and have been administered in compliance with the requirements of ERISA and, where applicable, Paragraph 401 of the Internal Revenue Code of 1986, as amended (the "Code"). There are no accumulated funding deficiencies as defined in Paragraph 302 of ERISA or Paragraph 412 of the Code, whether or not waived, with respect to the Benefit Plans. There is not now, nor has there been any prohibited transaction (as defined in Paragraph 406 of ERISA or Paragraphs 503 or 4975 of the Code) involving the Benefit Plans. There are no pending or, to the knowledge of Seller, threatened claims by or on behalf of the Benefit Plans or by any employee of the Business alleging a breach or breaches of such plans, or fiduciary duties thereunder, violations of other applicable federal or state law with respect to the Benefit Plans or arising out of events relating to the employment of the employees of the Seller, which could result in a monetary liability, or any material non-monetary liability, on the part of Seller under ERISA or any other law, nor, to the knowledge of Seller, is there any basis for such a claim. Seller has no liability, withdrawal or otherwise, actual or contingent, to any Multi-Employer Pension Plan.

                           3.15 Insurance. All policies of insurance carried by
Seller in respect of the Purchased Assets and the Business are listed in
Schedule 3.15 and are in full force and effect. Such policies adequately insure Seller against liability (including products liability and breach of warranty claims) risks and against the risks of fire, theft, casualty and vandalism.

                           3.16 Additional Material Liabilities. Except as
otherwise set forth herein, since the Balance Sheet Date Seller has not entered into any agreements with customers, clients, suppliers, unions, employees or others, nor has it committed any acts or knowingly suffered any act to be committed, as a consequence of any of which its liabilities have been or may be materially increased over those shown on the Balance Sheet.

                           3.17 Compliance with Law. Seller has not failed to
file any report or return required by any government or governmental agency which failure would materially and adversely affect the Seller, the Purchased Assets or the financial condition or results of operations of the Business, taken as a whole. Seller is in compliance with all rules, regulations, statutes and ordinances of the Federal, State, county and city governments, and all subdivisions, bureaus and agencies thereof, applicable to Seller or to the conduct of the Business and where the failure to comply would have a material adverse affect on the financial condition of the Company or the operation of the Business. Seller has not received any written notice from any person in an official capacity as a representative of any such government or subdivision, bureau or agency thereof asserting a currently unremedied violation of any applicable law, regulation or rule. Seller is in compliance with all applicable zoning laws and rules with respect to the Business.

                           3.18 Patents, Trademarks, Licenses. Except as set
forth on Schedule 3.18, there are no trademarks, copyrights or patents owned by or licensed to Seller and presently used in the operation of the Business or necessary for its continued operation. The operations of the Business as currently conducted do not infringe any trademark, trade name, copyright or patent of any third party. Seller has not received any claim of infringement of any trademark, trade name, copyright, patent application or patent of any third party with respect to operation of the Business.

                           3.19 Change in Business. Seller has not been informed
of any facts which give it reason to believe that the services of personnel currently operating or employed in the Business will not be available to Buyer for a reasonable period of time after the Closing for the continued conduct of the Business on substantially the same terms as at present (other than as requested by Buyer) or that business relations currently maintained by the Seller with customers, suppliers and others will not similarly be maintained.

                           3.20 Absence of Certain Changes or Events. Since the
Balance Sheet Date, except as described in Schedule 3.20, there has not been (and as of Closing, there will not have been):

                                    A. any change, or any development, or the
incurring of any liabilities, which has materially affected or might be likely to materially affect adversely the Business, or its properties, prospects, operations, earnings, assets, liabilities or financial or other condition, other than changes in the ordinary course of business;

                                    B. any material damage, destruction, or
loss, whether or not covered by insurance, adversely affecting the Business, or its properties, business, assets or financial position;

                                    C. any waiver of any material rights of
value to Seller relating to the Business, except in the ordinary course of business;

                                    D. any transfer or grant of any material
rights in Seller's patents, trademarks, trade names or copyrights relating to the Business;

                                    E. any disposition or lapsing of any
patents, trademarks, or trade names held by Seller relating to the Business or any disposition or disclosure to any person of any trade secrets relating to the Business; or

                                    F. any modification, change or termination
of any existing license, lease, contract, franchise or distributorship agreement or other document referred to in this Agreement or any of the Schedules hereto, or relating to the Business, or the failure to renew or extend any material contract relating to the Business, except in the ordinary course of business.

                           3.21 Full Disclosure. None of the representations and
warranties made by Seller contained in this Agreement, including all Schedules, nor in any statement, document, certificate, schedule, list, memorandum or other writing (collectively, "Statements") furnished or to be furnished by Seller pursuant hereto, is or will be materially incorrect or incomplete, or contains or will contain any material untrue statement of fact, and none of such representations, warranties and Statements omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not materially misleading. There is no material fact known to Seller which Seller has not disclosed in this Agreement, or in a Schedule hereto, or in a Statement, which materially and adversely affects or may reasonably be expected to affect materially and adversely, the Seller, the Business, or its business, properties, prospects, operations, earnings, assets, liabilities or condition (financial or otherwise).

                           3.22 Licenses and Permits.

                                    A. Except as set forth on Schedule 3.22, (i)
the permits, licenses, and governmental authorizations described in Schedule 1.1.C. (collectively, "Licenses") constitute all of the Licenses required for and utilized in the ownership and operation of Seller's Business as it is currently being conducted; (ii) no consent, waiver, approval, license or authorization of or designation, declaration or filing with any governmental agency authority, or any third party is required in connection with the execution and delivery of this Agreement or any instrument contemplated hereby or the consummation of the transactions contemplated hereby; and (iii) Seller has complied with, and is currently in compliance with all statutes, laws, ordinances, rules, regulations, judgments, decrees and orders, of any court or governmental or quasi-governmental authority, involving the Business to which it is subject or by which it is bound.

                                    B. The execution and delivery of this
Agreement, and the consummation of the transactions contemplated hereby will not result in a revocation or suspension of, or require the amendment of any License.

                           3.23     Related Party Transactions.  Except as set
forth on Schedule 3.23, no officer, director, or employee of Seller or Stockholder nor any member of any such person's immediate family is presently a party to any transaction with Seller relating to Seller's Business, including without limitation, any contract, agreement or other arrangement (i) providing for the furnishing of services by, (ii) providing for the rental of real or personal property from, or (iii) otherwise requiring payments (other than for services as officers, directors or employees of the Seller) to any such person, or to any corporation, partnership, trust or other entity in which any such person has a substantial interest as a shareholder, officer, director, trustee or partner.

                           3.24     Real Property Leases.  With respect to the
Lease,

                                    A. Seller is the owner and holder of all the
leasehold estates purported to be granted to Seller by the Lease, and the Premises described are presently occupied and exclusively used by Seller;

                                    B. Seller has not received notice from the
Landlord, or from any party claiming an interest in the Premises through the Landlord, requiring Seller to repair, or to pay for the repair, of any portion of the Premises, which repair remains unremedied, and if the Premises were to be surrendered by Seller to the Landlord in its present condition, the Premises would be required to be accepted by the Landlord in such condition under the terms of the applicable Lease without payment of any sum;

                                    C. All rentals due under the Lease are
current and have been paid through the current date, no notices of default under the Lease have been given by the Landlord, there exists no default of Seller under the Lease, or, to Seller's knowledge, of Landlord under the terms of such Lease, and no event has occurred which, with the passage of time or the giving of notice, or both, would result in any event of default of Seller or, to Seller's knowledge, of Landlord, or prevent Seller from exercising or obtaining the benefits of its rights under the Lease; and

                                    D. The Lease is in full force and effect and
constitutes a legal, valid and binding obligation of Seller and Landlord enforceable in accordance with its terms.

                           3.25 Improper Payments. Except for non-cash gifts
or transfers made in the ordinary course of business and not involving goods, services or items with a value of more than $250, neither Seller, nor any officer, director, employee or agent of Seller in connection with the activities of Seller related to its Business, has at any time made gifts, gratuities, or payments in any other form, whether in cash, goods or services, to any persons or entities whatsoever, in payment for, or intended to encourage, or which resulted in or may have resulted in or had the effect of obtaining, encouraging or continuing the referral of persons or entities as customers of Seller's Business, or obtaining, encouraging or extending any contractual relationship, written or oral, for any of the same; nor, with respect to the Business has Seller or any officer, director, employee or agent of Seller (i) entered into any arrangement, written or oral, under or pursuant to which bribes, kickbacks, rebates, payoffs or other forms of illegal or improper payments or remuneration have been or will be made, provided for or suffered, either directly, or indirectly through agents, brokers, distributors, dealers or other intermediaries, to any person or entity or (ii) made any illegal or improper contribution of monies, services or property to any political party, candidate or elected official for any purpose.

                           3.26 Employee Benefits. With the exception of the
credit to be granted by Seller to Buyer for vacation pay, sick pay and "personal" days pay with respect to those employees of Seller which Buyer will hire, the amount of which credit is set forth on Schedule 3.26, and which amount will be deducted from the Purchase Price set forth in Section 2.1, Seller has accrued and reserved, with respect to the Business, and has included in the financial statements, sufficient sums to satisfy, and will pay and will indemnify and hold Buyer harmless from and against, all unpaid obligations of Seller which have accrued or will accrue for periods through the Closing, including but not limited to:

                                    A. Taxes;

                                    B. Premiums for medical, life, accidental
death and dismemberment and long term disability benefit insurance;

                                    C. Holiday pay relating to holidays which
occurred prior to the Closing Date;

                                    D. Taxes, premiums or contributions for
unemployment compensation;

                                    E. Unpaid vacation pay;

                                    F. Unpaid sick leave;

                                    G. Unpaid "personal" days, severance pay or
similar employee-related expenses; and

                                    H. Bonus, salary, commissions, car
allowances and travel and entertainment expenses relating to Business employees; and

                                    I. Authorized payroll deductions (including,
but not limited to, 401(K) deductions).

Schedule 3.26 lists the amount of all accrued vacation pay, sick pay, personal days, severance pay, bonus, salary, commissions, car allowances, travel and entertainment and similar employee-related expenses relating to those employees listed on such Schedule, which list includes all employees Buyer has informed Seller it intends to hire.

                           3.27 Environmental Matters.

                                    A. To the knowledge of Seller and
Stockholder, there are no toxic wastes or other toxic or hazardous substances or materials being stored or otherwise held on, under or about the Premises. To the knowledge of Seller and Stockholder, the Premises have been maintained, and the Business has always been conducted, in compliance with all federal, state and local environmental protection, occupational health and safety, and similar laws, ordinances, restrictions, licenses and regulations, including but not limited to the Federal Water Pollution Control Act (33 U.S.C. Sect. 1251 et seq.), Resource Conservation & Recover Act (42 U.S.C. Sect. 6901 et seq.), Safe Drinking Water Act (15 U.S.C. Sect. 3000(f) et seq.), Toxic Substance Control Act (15 U.S.C. Sect. 261 et seq.), Clean Air Act (42 U.S.C. Sect. 7401 et seq.), Comprehensive Environmental Response of Compensation and Liability Act (42 U.S.C. Sect. 6901 et seq.), and all similar State and Local laws, rules, regulations and ordinances (collectively, the "Environmental Laws").

                                    B. Neither Seller nor the Stockholder has
any notice of any pending or threatened action, claim or proceeding under Environmental Laws arising out of the condition of the Premises. With respect to the Business, and the Premises,

Seller has not been served with any citation or received any notice or other communication of noncompliance by Seller with any Environmental Laws. With respect to the Business, and the Premises, Seller has no notice of any formal or informal assertion by any governmental agency or other person that Seller or a predecessor business or landowner may be a potentially responsible party in connection with any waste disposal site or facility.

                           3.28 Solvent Condition. As of the date hereof, and as
of the Closing Date, the amount of the "present fair salable value" of the assets of the Seller exceeds or will exceed the amount of all "liabilities of the Seller, contingent or otherwise", as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors.

                           3.29 Customer Orders. At June 30, 1997, the aggregate
amount of all accepted and unfilled orders placed by customers for the resale of inventory entered into by Seller with respect to the Business is not less than $________, the aggregate amounts to be received under all open purchase order or contracts with customers relating to work-in-process is $__________ (exclusive of accounts receivable) and the aggregate of all contracts for the purchase of inventory by Seller with respect to the Business does not exceed $________. All such contracts are set forth on Schedule 3.29.

                           3.30 Customers and Suppliers. Schedule 3.30 attached
hereto contains a complete and accurate list of the names and addresses and nature of the relationship with (i) the twenty (20) largest customers of the Business (in terms of sales dollars) during the most recent twelve (12) month period, showing the approximate total sales in dollars by Seller to each of these customers during such year; and (ii) the ten (10) largest suppliers of the Business in terms of sales by Seller of products supplied by such supplier during the most recent twelve (12) month period, showing approximate totals of such sales in dollars by Seller for products supplied by each of these suppliers during such year. Since the Balance Sheet Date, there has been no adverse change in the business relationship of the Seller with any customer or supplier named in Schedule 3.30 which would have a material adverse affect individually or in the aggregate on the Business, the properties, prospects or condition (financial or otherwise) of the Seller or the Business. Except as set forth on Schedule 3.30, Seller has not received communication from any customer or supplier named in Schedule 3.30 of any intention to terminate or materially reduce purchases from or supplies to Seller. Except as set forth on Schedule 3.30 attached hereto, the relationships between Seller and the suppliers and customers listed on such schedule are on a sound, commercial basis and Seller has no reason to believe that the relationships with such customers and suppliers will not continue without material change following the Closing. Except as set forth on Schedule 3.30, there are no commitments, special arrangements, promotional agreements, advertising programs or similar arrangements with any customers of Seller.


                  4. REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer represents to Seller, on which representations and warranties Buyer acknowledges Seller and Stockholder will rely, and which representations and warranties shall survive Closing for the period set forth in Section 14.9 hereof, as follows:

                           4.1 Organization, Good Standing and Corporate Power.
Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. Buyer has the corporate power to carry on its business as it is now being conducted and to own, lease and operate the properties and assets used in connection therewith. Buyer has full corporate power to purchase and take title to the Purchased Assets from Seller and to perform the other covenants of Buyer under this Agreement.

                           4.2 Authorization for Agreement. All corporate
approvals necessary to the execution, delivery and performance of this Agreement by Buyer have been obtained, there are no certificate of incorporation, by-law or other corporate restrictions which would prevent Buyer from performing fully its obligations under this Agreement and this Agreement constitutes the valid and binding obligation of Buyer.

                           4.3 Validity of Contemplated Transactions. The
execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement will not (i) violate or conflict with the provisions of the certificate of incorporation or by-laws of Buyer or the provisions of any note, indenture, security agreement, lease, guaranty or other agreement or instrument to which the Buyer is a party or by which it is bound, or (ii) result in a breach or violation by Buyer of the provisions of any law or regulation or any order, injunction, judgment or decree of any court, governmental authority or regulatory agency which is applicable to Buyer.

                           4.4 Authorization by Governmental Entities. No
governmental license, permit or authorization, and no registration, declaration or filing with any court, governmental authority or regulatory agency, is required as a condition to the valid and binding execution, delivery and performance of this Agreement by Buyer.

                           4.5 Litigation. There is no suit, action, dispute,
claim, arbitration or legal, administrative or other proceeding or governmental investigation pending or, to the knowledge of Buyer, threatened against Buyer, its properties or business which might reasonably be expected to affect adversely or restrict the ability of Buyer to consummate the transactions contemplated hereby, and, to the knowledge of Buyer, no basis for any such suit, action, dispute, claim or proceeding exists.


                  5. NO BROKERS. Except for an investment banking or advisory fee to be paid to Kamal Youssef, or a firm with which he is affiliated, by Seller or Stockholder, and for which Buyer has no liability or responsibility, Buyer and Seller each represent and warrant to the other that all negotiations relative to this proposed transaction have been carried on by it directly without the intervention of any person, firm, corporation or entity who or which may be entitled to any brokerage fee or other commission in respect of the consummation of the transactions contemplated hereby; and Seller and the Stockholder, on the one hand, and Buyer on the other, each agree to indemnify and hold the other harmless against any and all claims, losses, liabilities or expenses which may be asserted against the other as a result of either of their dealings, arrangements or agreements with any such person, firm, corporation or entity in contravention of the foregoing representation and warranty.


                  6. COVENANTS OF THE PARTIES.

                           6.1 Buyer's Access to Information and Records. Buyer
shall have the right to make or cause to be made prior to the Closing Date such investigation of the business and properties of Seller and of its financial condition as Buyer deems necessary or advisable to familiarize itself with such matters. Such investigation shall include telephone calls and/or meetings (to be established by Seller) with Seller's customers, subcontractors, entities for which Seller provides manufacturer's representative services, lessors and suppliers identified in Schedule 6.1 hereof for the purpose of verifying that the business relationship currently maintained by Seller with such entities are on a sound commercial basis and will continue without change following the Closing and that such entities will consent, in writing, to the assignment of their contract with Seller to Buyer contemporaneously with the Closing. The written consent to assignment shall be in a form, and contain terms, reasonably acceptable to Buyer. Seller and Stockholder shall assist Buyer in speaking with or meeting with Seller's customers and suppliers, and will participate in such meetings or calls. Such investigation shall be conducted by Buyer so as not to interfere with Seller's normal operation of the Business and shall be so undertaken in accordance with such other procedures as may be established by agreement among the designated representatives of Seller and Buyer. Subject to the foregoing, Seller agrees to permit Buyer and its authorized representatives, including legal counsel and independent accountants, upon reasonable notice, to have full access during normal business hours to the properties, inventories, facilities, records, contracts and documents of the Seller. Seller and its officers will furnish to Buyer such financial and operating data and other information on the properties of the Seller as Buyer shall from time to time reasonably request. In connection with Buyer's investigation, Seller shall furnish Buyer complete and current copies of such of the documents and records referred to herein as Buyer may from time to time request. In the event of the termination of this Agreement, Buyer will deliver to Seller all documents, work papers and other materials obtained from Seller which remain in Buyer's possession or the possession of third parties to whom they were delivered by Buyer relating to Seller or the transactions contemplated hereby, whether so obtained before or after the execution hereof. Buyer will not use any information so obtained from Seller and will not disclose any such information to any third party, except that such restrictions shall not apply to any information (i) which is in or comes into the public domain other than by the act or omission of Buyer, its agents, employees, or representatives,
(ii) which was in the possession of Buyer before the commencement of negotiations with Seller relating to this Agreement, (iii) which pertains to the Business if the transactions contemplated hereby shall have been consummated,
(iv) which at any time lawfully comes into the possession of Buyer from third parties who have a right to disclose such information otherwise than in connection with this Agreement, or (v) which is required to be disclosed by court order, subpoena or other similar judicial or administrative process.

                           6.2 Parties' Access to Records After Closing. Seller
and the Stockholder acknowledge that all customer lists, records and other information pertaining to the Business and its customers which is included in the Purchased Assets is proprietary, confidential information and that on and after the Closing Date, all such lists, records and information shall be the property of Buyer. Buyer and Seller each agree to preserve until December 31, 2001, all records in its possession relating to any of the assets, liabilities or business of the Business for all time periods hereof ended on or prior to the Closing Date, or to the transactions contemplated herein. In the event that either party needs access to such records in the possession of the other party relating to any of the assets, liabilities or business of the Seller or to the transactions contemplated herein for the purpose of preparing income tax returns or for complying with any audit request, subpoena or other investigative demand by any governmental authority or for any civil litigation or any other legitimate purpose not injurious to the other party, each party will allow representatives of the other party reasonable access to such records during normal business hours at such party's place of business for the sole purpose of obtaining information for use as aforesaid and will permit such other party to make extracts and copies thereof as may be necessary or convenient and, if required for such purpose, to have access to and copies of original documents (at the requesting party's expense).

                           6.3 Prorations.

                                    A. With respect to those charges (including,
without limitation, lease payments, real estate taxes, water and sewer rents, if any, utility charges, telephone bills, and similar items) which relate to a period both prior to and subsequent to the Effective Date, other than any such items included within the Liabilities, any invoices or statements received by either party which cover such period shall be prorated by Buyer in good faith between Buyer and Seller according to the number of working or calendar days, as applicable, in the period covered by such invoice or statement during which Buyer and Seller, respectively, operated the Business and each shall pay its allocable share thereof, either directly or by way of reimbursement if the other party shall have paid the same, upon receipt of an invoice therefor or evidence of such payments, as applicable.

                                    B. At the Closing, Seller and Buyer shall
adjust as necessary for any and all wages and payroll taxes (i) either paid by Seller for periods subsequent to the Effective Date for the benefit of Buyer and/or those employees of Seller who are employed by Buyer subsequent to the Effective Date or (ii) incurred by Seller and paid by Buyer and relating to periods prior to the Effective Date, and shall adjust for other employment-related expenses with respect to such employees, other than any such items included within the Assumed Liabilities.

                           6.4 Bulk Sales and Transfer Taxes.

                                    A. Buyer hereby waives compliance by Seller
or Stockholder with the requirements of any and all laws relating to bulk sales and transfers; and as consideration for such waiver, Seller and the Stockholder, jointly and severally, agree to indemnify Buyer for any loss resulting from any claim by any creditor of Seller under any such law, except to the extent such claim is in respect of a Liability assumed by Buyer hereunder. Seller further agrees to timely pay its account creditors with respect to liabilities not being assumed by Buyer hereunder.

                                    B. All transfer taxes of any kind, including
state and local sales taxes, if any, and any and all recording and/or filing fees arising from or in connection with the transactions contemplated hereunder, shall be paid by Seller.

                           6.5 Restrictive Covenant; Injunctive Relief. The
parties understand and agree that it is the intention of Buyer to pursue and expand the Business, and to expand markets and marketing activities utilizing the Purchased Assets beyond those engaged in by Seller. Therefore, Seller and the Stockholder expressly agree that for a period of four (4) years from and after the Closing Date, neither Seller nor the Stockholder will, within the United States, (i) directly or indirectly, engage in, be employed by, be a consultant to, invest in, acquire, or itself commence, any business which shall compete with the Business as it is currently conducted, or (ii) solicit or hire any employees of Seller hired by Buyer in accordance with the provisions of
Section 6.7 hereof. Seller and the Stockholder acknowledge that the restrictions contained in this covenant, in view of the nature of the business activities in which Buyer intends to utilize the Purchased Assets, are reasonable and necessary in order to protect the legitimate interests of Buyer, and that any violation thereof would result in irreparable injuries to Buyer. Seller and the Stockholder therefore acknowledge that, in the event of a breach or threatened breach by it of the provisions of this paragraph, Buyer shall be entitled to obtain from any court of competent jurisdiction, appropriate injunctive relief restraining Seller or the Stockholder from any violation of the restrictive covenant contained in this paragraph. Nothing herein contained shall be construed as prohibiting Buyer from pursuing any other remedies available to it for such breach or threatened breach, including recovery of damages and an equitable accounting of all earnings, profits and other benefits arising from such violation, from Seller or the Stockholder.

                           6.6 Competing Offers. From the date of this Agreement
until the Closing or termination hereof, neither Seller nor the Stockholder shall solicit or encourage inquiries or proposals with respect to, or furnish any information relating to or participate in any negotiations or discussions concerning, any acquisition or purchase of any portion of the Purchased Assets, other than as contemplated by this Agreement, except those which are consented to in writing by Buyer in its sole discretion; and to notify Buyer immediately if any such inquiries or proposals are received by, or such information is requested from, or any such negotiations or discussions are sought to be initiated with Seller or the Stockholder.

                           6.7 Employees. On the Closing Date, Buyer shall hire
all the employees of the Business then employed and not on leave. With respect to the employees of Seller which Buyer hires, Seller shall pay all salary, benefits or similar items owing to such employees and accruing through the Closing Date, and Buyer shall receive a credit, at Closing, for all accrued vacation and other benefits owing to such employees which benefits have not theretofore been discharged by Seller, in connection with the consummation of the transaction contemplated herein. In addition, at the time of Closing, all pension, bonus, salary, commission, car allowance, and travel and entertainment expenses or other benefits owing to Seller's employees and not credited to Buyer as aforesaid shall be discharged by Seller in accordance with the terms of the agreements under which any such amounts are due. Buyer shall give Seller's employees who are hired by Buyer in accordance with the terms of this Section credit for such employees years of service with Seller in determining such employees' entitlement to vacation and other similar employee items (excluding pensions) provided by Buyer. Buyer shall assume all obligations accruing after the Closing Date with respect to Seller's employee benefit plans and shall become the sponsor of Seller's 401(k) plan.

                           6.8 Collection, Allocation of Accounts Receivable
Relations with Customers. After Buyer has been paid all amounts owing to it under Section 2.1 hereof, and if requested by Seller, Buyer shall, for a period of six (6) months after Closing, assist Seller in collecting Seller's accounts receivable relating to the Business which arose prior to Closing. Any account receivable of Seller which is collected by Buyer after Buyer has been paid all amounts owing to it under Section 2.1 hereof shall be paid to Seller weekly for all checks which cleared the previous week. Assistance by Buyer shall consist of making telephone calls and writing letters, from time to time, as requested by Seller; provided, however, that Buyer shall not be required to institute litigation, or to undertake any other action on Seller's behalf if Buyer deems such other action not to be in its best interest. With respect to amounts received from customers which have receivables owing to both Seller and Buyer, such amounts shall be applied to the oldest receivable, unless (i) the remittance indicates the invoice to which it is to be applied, in which case it will be applied to that invoice, or (ii) either Buyer or Seller is aware of a dispute with respect to any specific receivable, in which case it will be applied to the next oldest receivable. At the termination of the collection period set forth herein, all uncollected accounts will be turned over by Buyer to Seller, together with copies of Buyer's records, if any, relating to collection.

                           6.9 Further Assurances; Post Closing Assistance. At
the Closing, and from time to time thereafter, Seller and Stockholder shall, at the request of Buyer, take all action necessary to put Buyer in actual possession and operating control of the Purchased Assets, and shall execute and deliver to Buyer such further instruments of assignment, consent, transfer and conveyance, and take such other actions, as Buyer or counsel for Buyer may reasonably request, in order more effectively to transfer and convey the Purchased Assets and the Business to

Buyer. Seller shall, at the request of Buyer, cooperate with Buyer in sending a notice to Seller's customers and suppliers to assist Buyer in continuing to enjoy good relationships with such customers and suppliers.

                           6.10 Financial Information for Form 8-K. On or before
September 12, 1997, Seller shall cause to be prepared and delivered to Buyer financial statements for the Seller and related documents meeting the requirements of Item 7(a) of Securities and Exchange Commission (the "SEC") Form 8-K (the "Item 7(a) Requirements"), including without limitation the following documents (in each case including such number of signed original copies as Buyer may reasonably request):

                                    (i) balance sheets for the Seller at
December 31, 1996 and statements of operations, cash flows and changes in equity for the Seller for the year ended December 31, 1996, in each case audited by Schneider Downs & Co., Inc. and including notes thereto (the "Annual Financial Statements"); provided however that the Annual Financial Statements may consist of statements of assets and liabilities and statements of income and expense for the Seller at the relevant dates and for the relevant periods, in each case audited by Schneider Downs & Co., Inc. and including notes thereto, if the SEC agrees in advance that such statements will satisfy the Item 7(a) Requirements for Buyer's Form 8-K for this transaction;

                                    (ii) a manually signed accountants' report
from Schneider Downs & Co., Inc. with respect to the Annual Financial
Statements;

                                    (iii) a manually signed consent of Schneider
Downs & Co., Inc. to the inclusion of the Annual Financial Statements and Schneider Downs & Co., Inc.'s report thereon in the Form 8-K to be filed by Buyer with respect to its acquisition of the Assets;

                                    (iv) unaudited balance sheets for the Seller
at March 31, 1997 and unaudited statements of operations, cash flows and changes in equity for the six-month periods ended March 31, 1997 for Seller, in each case including notes thereto (the "Interim Financial Statements"); provided however that the Interim Financial Statements may consist of statements of assets and liabilities and statements of income and expense at the relevant dates and for the relevant periods, in each case including notes thereto, if the SEC agrees in advance that such statements will satisfy the Item 7(a) Requirements for Buyer's Form 8-K for this transaction; and

                                    (v) a certificate of Seller, executed by the
Chief Financial Officer of Seller and a Director of Seller, dated the date the Annual Financial Statements and Interim Financial

Statements are delivered to Buyer, certifying that such financial statements (A) are true, complete and correct; (B) are in accordance with the books and records of Seller; and (C) fairly present the financial position and results of operation of the Seller as of the dates and for the periods indicated (and in accordance with generally accepted accounting principles consistently applied to the extent applicable).


                  7. SELLER'S AND STOCKHOLDER'S OBLIGATIONS UNTIL CLOSING.

                           7.1 Conduct of the Business; Negative Covenants.
Between the date of execution of this Agreement and the Closing Date (the "Interim Period"), neither Seller nor the Stockholder will, except as otherwise provided herein, do any of the following with regard to the Business, without the prior written consent of Buyer:

                                    A. Conduct the Business otherwise than in
the regular and ordinary course in accordance with the same business practices previously followed by it;

                                    B. Increase the amount of compensation
currently being paid to any employee or agent, or enter into or provide for any new bonus arrangements with any employee or agent;

                                    C. Make or commit to make any expenditure
for fixed assets exceeding $1,000 without first obtaining the written consent of Buyer;

                                    D. Make any contract, commitment, or
liability extending beyond thirty (30) days or enter into any other transaction, in either case other than in the ordinary course of business;

                                    E. Transfer any of the assets which are
included in the Purchased Assets except in the ordinary course of business; or

                                    F. Violate the terms of any lease or
contract connected with the Business.

                           7.2 Conduct of the Business: Affirmative Covenants.
During the Interim Period, Seller and Stockholder will:

                                    A. Without making any commitment on behalf
of Buyer, except as provided for herein, use its best efforts to preserve Seller's business organization intact, and except as may otherwise be requested by Buyer, keep available to Buyer the services of Seller's present employees, and preserve for Buyer the goodwill of Seller's customers and others having business relations with Seller;

                                    B. Conduct the Business in all material
respects in accordance with the laws, rules and regulations of all applicable local, State and Federal governments and consistent with present practice;

                                    C. Pay or provide for all social security,
withholding, sales and unemployment insurance taxes owed by Seller to all applicable local, State and Federal governments;

                                    D. Pay wages and all other amounts, if any,
to become due during the Interim Period on account of health and welfare insurance, accrued vacation and holiday pay and other fringe benefits;

                                    E. Maintain the present insurance coverage
of the Business in effect;

                                    F. Duly withhold and collect all taxes and
other assessments and liens which Seller is required by law to withhold or to collect for periods ending prior to the Closing Date and either pay over such amounts to the proper governmental authorities or hold such amounts in segregated accounts pending payment, as Buyer shall determine; and

                                    G. In cooperation with Buyer as required,
commence all reasonable action required hereunder (i) to obtain all applicable permits, licenses, certificates and other governmental authorizations or approvals necessary for Buyer to carry on the operations as presently conducted, and (ii) to obtain all applicable consents, approvals and agreements of, and to give all notices and make all filing with, any third parties (including, but not limited to, Seller's vendors and suppliers) as may be necessary to consummate the transactions contemplated hereby, by a date early enough to allow the transactions to be consummated by the Closing Date; provided, however, that Buyer shall not be required to agree to any unfavorable modification of any existing contract or agreement in order to obtain such consent.

                  8. CLOSING. The closing of the purchase and sale contemplated by this Agreement (hereinafter the "Closing") shall take place either at the offices of White and Williams, 1800 One Liberty Place, Philadelphia, PA, or at Buyer's office in Conshohocken, Pennsylvania, as the parties shall agree, in either event at 10:00 a.m. on September 23, 1997, or at such other place, time, and date no later than September 30, 1997, as shall be fixed by mutual agreement between the parties, time being of the essence. The date of Closing is hereinafter referred to as the "Closing Date." The Closing shall be deemed to be effective as of 11:59 p.m. on the Closing Date; provided, however, that for accounting and related purposes the Closing will be deemed to have occurred at 11:59 p.m. on June 30, 1997 (the "Effective Date"). All proceedings to be taken and all documents to be executed and delivered by all parties at the Closing shall be deemed to have been taken and executed simultaneously, and no proceedings shall be deemed taken, nor any documents executed or delivered until all have been taken, executed, and delivered.


                  9. CONDITIONS OF CLOSING.

                           9.1 Conditions to Buyer's Obligations. The
obligations of Buyer under this Agreement are subject to the satisfaction of all of the following conditions as of the Closing Date (any of which may be waived in writing in whole or in part by Buyer):

                                    A. all representations and warranties of
Seller and the Stockholder contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as though given on and as of the Closing Date;

                                    B. Seller and the Stockholder shall have
fully performed and observed, in all material respects, its obligations and covenants set forth in this Agreement which are to be performed or observed by it on or prior to the Closing Date and shall tender the required documents, instruments and certificates at the Closing as set forth in subparagraph 10.1 or otherwise required hereby;

                                    C. the consummation of the transactions
contemplated by this Agreement shall not then be subject to an injunction or temporary restraining order;

                                    D. Buyer, Seller and the Landlord of the
Premises shall have entered into an Extension, Assignment and Assumption Agreement, in form and substance satisfactory to Buyer, in which, inter alia, Buyer shall have obtained the written consent of the Landlord to the assignment of the Lease to Buyer, Landlord shall have extended the term of the Lease through July 31, 2002, with the rental rate for such renewal term to be at the lower of (x) the then existing market rate or (y) $11,109 per month, adjusted, annually, to reflect any increase in the consumer price index between July, 2001 and July of each year of the renewal term, and the Landlord shall have represented to Buyer that (i) no default exists under the Lease, (ii) all amounts owing under the Lease have been fully and timely paid, and (iii) if the Lease were terminated at Closing, the Landlord would accept the Premises in their present condition without assessment of any charges for damage to, or failure to repair, the Premises;

                                    E. there shall not be any material adverse
change in the Purchased Assets or the Business from the Effective Date to the Closing Date and, during that period, there shall not be any material loss by fire or casualty, whether or not covered by insurance;

                                    F. all consents, approvals and waivers from
governmental authorities, vendors, suppliers, parties to Assigned Contracts, and other parties necessary to permit Seller to transfer the Purchased Assets and the Business to Buyer as contemplated hereby, and to permit Buyer to acquire such Purchased Assets and the Business shall have been obtained;

                                    G. Buyer shall have completed the "due
diligence" review described in Section 6.1 hereof, with the results thereof being satisfactory to Buyer in its absolute discretion;

                                    H. Buyer shall have entered into a
Employment, Non-Compete and Confidentiality Agreement with Stockholder, the terms and conditions of which shall be acceptable to Buyer;

                                    I. Buyer shall have determined that the
customers of Seller to which Seller has made sales in any of the last two (2) fiscal years aggregating more than five percent (5%) of its total sales in such year will continue to do business with Buyer, after Closing;

                                    J. The customers, subcontractors, entities
for which Seller provides manufacturer's representative services and suppliers listed on Schedule 6.1 shall have consented to the assignment of their contractual relationship with Seller to Buyer.

                                    K. The employees listed on Schedule 3.14
shall have (i) consented to the assignment to Buyer of their employment agreement with Seller, and (ii) executed and delivered to the Buyer a Non-Compete and Confidentiality Agreement, all on terms satisfactory to Buyer.

                                    L. Seller shall have delivered to Buyer
evidence that the security interests described in Schedule 3.6 hereof shall have been terminated; and

                                    M. Seller shall have delivered to Buyer the
opinion of its counsel, which counsel shall be reasonably acceptable to Buyer, to the effect set forth in Sections 3.1 and 3.2 hereof, and, to the knowledge of such counsel, to the effect set forth in Sections 3.3, 3.4, 3.12 and 3.14 (excluding the first two sentences thereof) hereof.

                           9.2 Conditions to Seller's Obligations. The
obligations of Seller under this Agreement are subject to the satisfaction of the following conditions as of the Closing Date (any of which may be waived in writing in whole or in part by Seller):

                                    A. All representations and warranties of
Buyer contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as though given on and as of the Closing Date;

                                    B. Buyer shall have fully performed and
observed, in all material respects, its obligations and covenants set forth in this Agreement which are to be performed or observed by it on or prior to the Closing Date and shall tender the required payments, documents, instruments and certificates at the Closing as set forth in subparagraph 10.2 or otherwise required hereby;

                                    C. The consummation of the transactions
contemplated by this Agreement shall not then be subject to an injunction or temporary restraining order;

                                    D. Buyer, Seller and the Landlord of the
Premises shall have entered into an Extension, Assignment and Assumption Agreement, in form and substance satisfactory to Buyer, in which, inter alia, Buyer shall have obtained the written consent of the Landlord to the assignment of the Lease to Buyer, Landlord shall have extended the time of the Lease through July 31, 2002, with the rental rate for such renewal term to be at the lower of (x) the then existing market rate or (y) $11,109 per month, adjusted, annually, to reflect any increase in the consumer price index between July, 2001 and July of each year of the renewal term, and the Landlord shall have represented to Buyer that (i) no default exists under the Lease, (ii) all amounts owing under the Lease have been fully and timely paid, and (iii) if the Lease were terminated at Closing, the Landlord would accept the Premises in their present condition without assessment of any charges for damage to, or failure to repair, the Premises; and

                                    E. Stockholder shall have entered into an
Employment, Non-Compete and Confidentiality Agreement with Buyer.


                  10. CLOSING DOCUMENTS.

                           10.1 Seller's Obligations. It shall be a condition of
Buyer's requirement to close that at the Closing,

Seller shall deliver to Buyer the following, in such form as counsel for Buyer may reasonably request:

                                    A. A certificate of the President of Seller
and of the Stockholder that (a) the representations and warranties of Seller set forth in this Agreement are true and correct in all material respects as of the Closing Date with the same effect as though given on and as of the Closing Date, and (b) Seller shall have fully performed and observed, in all material respects, its obligations and covenants set forth in this Agreement which are to be performed or observed by it on or prior to the Closing Date;

                                    B. A certified copy of the resolutions of
the Board of Directors and the Shareholders of Seller approving this Agreement and the transactions contemplated hereunder;

                                    C. An executed copy of the Bill of Sale, and
such other documents as are, in the reasonable opinion of counsel for Buyer, necessary or desirable to vest title to the Purchased Assets in Buyer;

                                    D. Original copies of all consents to the
assignment of the written Assigned Contracts;

                                    E. All closing adjustment payments, if any,
due from Seller hereunder;

                                    F. A certificate of insurance evidencing
Seller's obtaining the insurance required by Section 1.4 hereof; and

                                    G. Such other documents relating to the
transactions contemplated hereby as Buyer or its counsel may reasonably request.

                           10.2 Buyer's Obligations.  It shall be a condition
of Seller's requirement to close that at the Closing, Buyer shall deliver to Seller the following, in such form as counsel for Seller may reasonably request:

                                    A. A certificate of the President or a Vice
President of Buyer that (i) the representations and warranties of Buyer set forth in this Agreement are true and correct in all material respects as of the Closing Date with the same effect as though given on and as of the Closing Date, and (ii) Buyer shall have fully performed and observed, in all material respects, its obligations and covenants set forth in this Agreement which are to be performed or observed by it on or prior to the Closing Date;

                                    B. A certified copy of the resolutions of
the Board of Directors of Buyer approving this Agreement and the transactions contemplated hereunder;

                                    C. An unendorsed certified or official bank
check payable to Seller in the amount described in Section 2.1 hereof (or wire transferred immediately available U.S. funds in such amount);

                                    D. All closing adjustment payments, if any,
due from Buyer hereunder; and

                                    E. Such other documents relating to the
transactions contemplated hereby as Seller or its counsel may reasonably request.


                  11. INDEMNIFICATION.

                           11.1 Seller's Indemnification.

                                    A. Seller and the Stockholder, jointly and
severally, agree to indemnify and hold harmless Buyer from and after the Closing Date against and in respect of the entire amount of all losses, liabilities, claims, damages, costs and expenses of any kind, including reasonable attorneys' fees, which Buyer may sustain by virtue of (i) any misrepresentation, breach of warranty or nonfulfillment of any covenant on the part of Seller or the Stockholder under this Agreement, or under any agreement executed in connection with this Agreement, whether asserted by Buyer in its own right or asserted against Buyer by a third party, or any allegation which, if true, would constitute a misrepresentation, breach of warranty or non-fulfillment of any such covenant on the part of Seller or the Stockholder, (ii) any claims of third parties arising out of or relating to the ownership or operation of the Purchased Assets or the Business by Seller prior to the Closing Date, or (iii) any liabilities of Seller which are not assumed by Buyer pursuant to Section 1.4 hereof, whether accrued, absolute, contingent or otherwise, including but not limited to any litigation, whether identified in any schedule attached to this Agreement or otherwise.

                                    B. Buyer shall promptly notify Seller and
Stockholder of the existence of any claim, demand, or other matter to which Seller's or Stockholder's indemnification obligation hereunder would apply. Seller and the Stockholder shall be permitted to defend the same at its own expense and with reputable counsel of its own selection; provided, however, that notice of the intention of Seller or Stockholder so to contest any claim shall be delivered to Buyer within five (5) days from the date of notice thereof by Buyer to Seller, and Seller or the Stockholder shall provide to Buyer security, deemed adequate by


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



Buyer in its reasonable discretion, relating to Seller's or Stockholder's ability to pay any amount found to be owing in connection with such claim. Notwithstanding the assumption of the defense of any such claim by Seller or Stockholder, Buyer shall have the right to fully participate in the defense thereof at its own expense, with counsel of its choosing. If requested by Seller or Stockholder, Buyer shall reasonably cooperate in contesting any such third party claim which Seller or Stockholder elects to contest.

                                    C. The rights of Buyer hereunder are
independent of and in addition to such rights and remedies of an equitable nature as it may have (other than actions or proceedings seeking monetary damages) for any misrepresentation, breach of warranty or failure to fulfill any agreement or covenant hereunder on the part of Seller, including, without limitation, the right to seek either specific performance or rescission and restitution, none of which rights shall be affected or diminished hereby.

                           11.2 Buyer's Indemnification.

                                    A. Buyer agrees to indemnify and hold
harmless Seller from and after the Closing Date against and in respect of the entire amount of all losses, liabilities, claims, damages, costs and expenses of any kind, including reasonable attorneys' fees, which Seller may sustain by virtue of (i) any misrepresentation, breach of warranty or nonfulfillment of any covenant on the part of Buyer under this Agreement, whether asserted by Seller in its own right or asserted against Seller by a third party, or any allegation which, if true, would constitute a misrepresentation, breach of warranty or non-fulfillment of any such covenant on the part of Buyer, or (ii) any claims of third parties arising out of or relating to the ownership or operation of the Purchased Assets or the Business by Buyer on or subsequent to the Closing Date.

                                    B. Seller shall promptly notify Buyer of the
existence of any claim, demand, or other matter to which Buyer's indemnification obligation hereunder would apply. Buyer shall be permitted to defend the same at its own expense and with reputable counsel of its own selection; provided, however, that notice of the intention of Buyer so as to contest any claim shall be delivered to Seller within five (5) days from the date of notice thereof by Seller to Buyer. Notwithstanding the assumption of the defense of any such claim by Buyer, Seller shall have the right to fully participate in the defense thereof at its own expense, with counsel of its choosing. If requested by Buyer, Seller shall reasonably cooperate in contesting any such third party claim which Buyer elects to contest.



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



                                    C. The rights of Seller hereunder are
independent of and in addition to such rights and remedies of an equitable nature as it may have (other than actions or proceedings seeking monetary damages) for any misrepresentation, breach of warranty or failure to fulfill any agreement or covenant hereunder on the part of Buyer, including, without limitation, the right to seek either specific performance or rescission and restitution, none of which rights shall be affected or diminished hereby.

                           11.3     Limitation on Indemnification.  Seller's,
Stockholder's and Buyer's indemnification liability under subparagraphs 11.1 and 11.2, respectively, relating to misrepresentations and breaches of warranties made by Seller and Buyer hereunder shall be limited to claims asserted within two years after the Closing Date except for claims involving actions, liabilities, claims or demand asserted against Buyer, Seller or Stockholder by third parties which claims are covered by the indemnification provisions hereof, in which case the indemnification liability hereunder shall extend to claims asserted not more than sixty (60) days after the expiration of the applicable statute of limitations, if any, governing such claims.

                           11.4     Payment of Claims.  Seller and the
Stockholder, on the one hand, and Buyer, on the other, shall pay to the other the amount of established claims for indemnification within five (5) days after the establishment thereof in cash, by certified check or other immediately available funds. Any amounts not paid when due under this Section shall bear interest from the due date thereof until the date paid at a rate equal to the greater of (i) twelve percent (12%) per annum or (ii) three percent (3%) per annum in excess of the "prime rate" of interest (as published in the Wall Street Journal) as in effect from time to time.

                           11.5     Full Indemnification.  The parties hereto
intend for the indemnification provisions of this Section to be construed as a full indemnification in accordance with its terms, notwithstanding the use of any "substantial" or "material" standard contained elsewhere in this Agreement.


                  12. TERMINATION. The obligation of the parties hereto to consummate the purchase and sale contemplated hereby may be terminated:

                                    A. At any time by the mutual consent of
Buyer and Seller;

                                    B. By Buyer, if the conditions set forth in
subparagraph 9.1 of this Agreement shall not have been satisfied


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on or before September 30, 1997, and by Seller, if the conditions set forth in subparagraph 9.2 of this Agreement shall not have been satisfied on or before the Closing Date; or

                                    C. By either Buyer or Seller, if on or
before September 30, 1997, the transactions contemplated by this Agreement are enjoined by a court of competent jurisdiction and such injunction is final, permanent and nonappealable.

In the event of the termination of this Agreement pursuant to this Section 12, this Agreement shall become void and have no effect, without any liability on the part of any party or its directors, officers of stockholders to any other party (with respect to the payment of its expenses or otherwise), except as provided in Section 5 or Section 6.1 hereof, which provisions shall survive the termination of this Agreement. Notwithstanding the foregoing, a termination pursuant to this Section 12 shall not relieve a party who deliberately and willfully failed to comply with any agreement or covenant in this Agreement prior to the date of termination, or who knowingly misrepresented or breached a warranty, of liability for any such deliberate and willful failure to comply with any agreement or covenant in this Agreement prior to the date of termination or any knowing misrepresentation or breach of warranty, or constitute a waiver of any claim with respect thereto.


                  13. RESCISSION. Seller and Stockholder have represented to Buyer that the open contracts, or contracts-in-process, listed on Schedule 13 will all continue in full force and effect after Closing, with all benefits thereunder to be realized by Buyer. In the event that any of the contracting parties described on Schedule 13 notifies Seller, Buyer or Stockholder, within ninety (90) days after Closing, that it desires to terminate its contract with Seller as a result of the transaction described herein, or otherwise, Buyer may, by delivering written notice to Seller within ten (10) days after it has been notified of such event, elect to rescind this transaction. In the event Buyer elects so to rescind the transaction, all amounts paid by Buyer to Seller or Stockholder will immediately be repaid by Seller or Stockholder, as appropriate, and Buyer will reconvey to Seller all assets conveyed to Buyer hereunder, and each of Buyer and Seller shall take all such additional steps as shall be necessary in order to put the parties back into the position that they were prior to the Closing Date, and, after such actions have been taken and amounts paid, neither Seller nor Buyer shall have any further obligations hereunder, except as provided in Section 5 and Section 6.1 hereof.





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



                  14. OTHER PROVISIONS.

                           14.1 Public Announcements. Any announcements or
similar publicity with respect to this Agreement or the transactions contemplated herein shall be at such time and in such manner as Seller and Buyer shall agree, provided that nothing herein shall prevent either party upon notice to the other (and the granting to the other of an opportunity to review and comment on such announcement or release in advance) from making such public announcements as such party's counsel may consider necessary or advisable in order to satisfy that party's legal or contractual obligations in such regard.

                           14.2 Costs and Expenses. Each party hereto shall bear
its own costs and expenses in connection with this Agreement and the transactions contemplated hereby, except that the cost incurred to Schneider Downs, Seller's accountant, in preparing audited statements for Seller for 1996 shall be divided 50/50 between the Buyer and Seller, subject to the execution of an engagement letter with Schneider Downs which is acceptable to Buyer and Seller.

                           14.3 Passage of Title and Risk of Loss. Legal title,
equitable title and risk of loss with respect to the property and rights to be transferred hereunder shall not pass to Buyer until the property or right is transferred at the Closing hereunder; provided, however, that if any loss of any of the Purchased Assets occurs between the date hereof and the Closing, and if Buyer proceeds with the Closing without reduction of the Purchase Price on account of such loss, Buyer shall be entitled to the proceeds of any insurance payable with respect to the loss of such Purchased Assets.

                           14.4 Notices. All notices, requests, demand and other
communications required or permitted hereunder shall be in writing, or if transmitted by facsimile, confirmed in writing within twenty-four hours of such facsimile transmission, and shall be deemed to be duly given (i) when delivered, if delivered by hand, (ii) when transmitted, if delivered by facsimile, or (iii) three days after mailing, if mailed certified or registered first class mail, postage prepaid, properly addressed to the party entitled to receive such notice at the address stated below:

                  If to Buyer:           New Busch Co., Inc.
                                         1029 Conshohocken Road
                                         Conshohocken, PA  19428
                                         Attention:  Mr. Steven I. Taub
                                                     Chairman
                                         Telecopier No.:  (610) 825-3108




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                  With a copy to:          White & Williams
                                           One Liberty Place, Suite 1800
                                           1650 Market Street
                                           Philadelphia, PA 19103
                                           Attention: George J. Hartnett, Esq.
                                           Telecopier No.: (215) 864-7123

                  If to Seller:            Busch Co.
                                           904 Mt. Royal Boulevard
                                           Pittsburgh, PA   15223
                                           Attention:  Mr. Andrew M. Halapin
                                           Telecopier No.:  (412) 487-7106

                  If to Stockholder:       Mr. Andrew M. Halapin
                                           458 Satinwood Drive
                                           West Mifflin, PA 15122-1244
                                           Telecopier No.:  (412) 461-4905

                  With a copy to:          Eckert Seamans Cherin &
                                             Mellott, LLC
                                           42nd Floor, 600 Grant Street
                                           USX Tower
                                           Pittsburgh, PA 15219-2788
                                            Attention: Louis J. Moraytis
                                                       Esquire
                                           Telecopier No.:  (412) 566-6099

                  And to:                  Mr. Paul M. Matvey
                                           Schneider Downs & Co., Inc.
                                           1133 Penn Avenue
                                           Pittsburgh, PA   15222
                                           Telecopier No.:  (412) 261-4876

Each party may designate by Notice to the other in the manner set forth herein, a new address to which any notice may thereafter be so given, served, or sent.

                           14.5     Assignment.  This Agreement or any right
hereunder shall not be assigned by Buyer, Seller or Stockholder without the prior written consent of the other party hereto, and if either party shall attempt to assign this Agreement or any right hereunder without the prior written consent of the other party hereto, then this Agreement shall, at the option of the party whose consent was not obtained, immediately become null and void and without legal effect and all rights and obligations hereunder shall cease and terminate; provided, however, that Buyer may assign its rights hereunder to any affiliate of CECO Filters, Inc., and provided further that Buyer may grant a collateral assignment of its rights hereunder to CoreStates Bank, to which collateral assignment Seller and the Stockholder shall, if requested, consent. No assignment by Buyer, Seller or Stockholder of this Agreement or any of its rights hereunder,


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



whether or not consented to by the other party hereto, shall relieve the assigning party of any of its obligations hereunder, nor, if assigned by Buyer, shall such assignment violate the terms of the Lease. Subject to the foregoing provisions of this Section 13.5, this Agreement shall be binding upon and enure to the benefit of the parties hereto and their respective successors and assigns.

                           14.6 Schedules and Exhibits. The Schedules and
Exhibits attached to this Agreement are made a part of this Agreement.

                           14.7 Integration, Amendment and Modification. This
Agreement, including the Schedules and Exhibits attached hereto, represents the entire agreement between the parties hereto with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter. Except as specifically set forth in this Agreement, neither party makes to the other any representation or warranty, whether express or implied, of any kind whatsoever. This Agreement may not be amended, modified, supplemented or changed in any respect except by a writing duly executed by Seller, Buyer and Stockholder.

                           14.8 Waiver and Discharge. The failure of any party
hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part thereof or the right of any party thereafter to enforce each and every provision. No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.

                           14.9 Survival of Representations and Warranties. All
representations and warranties of either party contained herein shall survive the Closing Date for the period or periods set forth in Section 11.3 hereof, regardless of any investigation made by the other party or on its behalf.

                           14.10 Captions. The captions appearing in this
Agreement are inserted only as a matter of convenience and as a reference and in no way define, limit or describe the scope or intent of this Agreement or any of the provisions hereof.

                           14.11 Law Governing. This Agreement shall be governed
in all respects, whether as to validity, construction, interpretation, capacity, performance or otherwise, by the internal laws of the Commonwealth of Pennsylvania in which it has been executed and in which it has a situs, without regard to any "conflict of law" rules; provided, however, that with respect to matters of law concerning the internal corporate affairs of any corporate entity which is a party to or the subject of this

Agreement, the law of the jurisdiction under which the respective entity derives its powers shall govern. If any provision of this Agreement other than those contained in Section 6.5 shall be held invalid by a court with jurisdiction over the parties to this Agreement, then and in that event, such provision shall be deleted from the Agreement, which shall then be construed to give effect to the remaining provisions thereof. If a court of competent jurisdiction shall find
Section 6.5 or any provision thereof unenforceable said court may modify the same as more specifically described therein. Except as aforesaid, if any one or more of the provisions contained in this Agreement or in any other instrument referred to herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then and in that event, to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement or any other such instrument.

                           14.12 Benefit of Parties. Except as specifically
provided herein, nothing in this Agreement shall be construed to give any person or entity other than Seller, Stockholder and Buyer any legal or equitable right, remedy or claim under this Agreement, and this Agreement shall be for the sole and exclusive benefit of Seller, Stockholder and Buyer.

                           14.13 Counterparts. This Agreement may be executed in
two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

                  IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement as of the day and year first above written.

                                               NEW BUSCH CO., INC.


                                               By:/s/ Steven I. Taub
                                               --------------------------------
                                                  Steven I. Taub, Chairman


                                               BUSCH CO.


                                               By:/s/ Andrew M. Halapin
                                               --------------------------------
                                                  Andrew M. Halapin, President



                                               /s/ Andrew M. Halapin
                                               --------------------------------
                                               ANDREW M. HALAPIN




                                      -53-